UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2008, Flotek Industries, Inc. (“Flotek”) announced that it had appointed Jesse E. “Jempy” Neyman as Senior Vice President and Chief Financial Officer of Flotek. Prior to his appointment as Senior Vice President and Chief Financial Officer, Mr. Neyman, age 64, served as Flotek’s Vice President of Business Development since December 2006. Prior to joining Flotek, Mr. Neyman served as President and Chief Executive Officer of Zond Wind Management from January 2006 until December 2006. Mr. Neyman was responsible for managing and liquidating the global wind business operations of Enron Corp. and its affiliates. From August 2001 to December 2006, he served as Vice President, Principal Investments of Enron. As Vice President, he was responsible for managing financial investment portfolios of Enron and its affiliates. From January 1992 to August 2001, Mr. Neyman served as Director and Vice President of Enron Producer Finance, an affiliate of Enron, providing risk capital to the oil and gas sector. Mr. Neyman holds a Bachelor of Science in international affairs from the United States Air Force Academy, Bachelor of Science equivalent in meteorology from the University of Texas for the United States Air Force, a Master of Science degree from the University of Utah in diffusion theory, and a Masters of Business Administration from Southern Illinois University-Edwardsville.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Neyman to Senior Vice President and Chief Financial Officer of Flotek is being furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: October 31, 2008	By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 29, 2008